Exhibit 99.1
For Release:    Immediately

Contact:	Media -
	Christopher M. Farage - Vice President, Communications & External Affairs	216-896-2750
cfarage@parker.com
Financial Analysts -
	Pamela Huggins, Vice President - Treasurer	216-896-2240
phuggins@parker.com

Stock Symbol:     PH – NYSE

Parker Reports Year End Results with Record Sales, Net Income and EPS

•	Fiscal 2012 Full Year Sales Reach Record of $13.1 billion

•	Fiscal 2012 Full Year Diluted Earnings per Share a Record at $7.45

•	Company Generates Strong Annual Operating Cash Flow of $1.5 billion

•	Issues Guidance for Record Full Year Earnings in Fiscal 2013, Including Increased Pension Expense of Approximately $0.35 per Diluted Share

CLEVELAND, August 2, 2012 -- Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported results for the fiscal 2012 fourth quarter and year ended June 30, 2012. Fiscal 2012 sales were a record at $13.1 billion, an increase of 6.5 percent from $12.3 billion in the prior year. Net income for the year was also a record at $1.2 billion, an increase of 9.3 percent compared with $1.1 billion in fiscal 2011. Fiscal 2012 earnings per diluted share were a record at $7.45, an increase of 17.0 percent compared with $6.37 in the previous year. Cash flow from operations for fiscal 2012 was $1.5 billion, or 11.6 percent of sales, compared with cash flow from operations of $1.2 billion, or 9.5 percent of sales, in the prior year period. Cash flow from operations in fiscal 2011 included a discretionary contribution to the company’s pension plan of $400 million.

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Fiscal 2012 fourth quarter sales of $3.4 billion were equivalent to the same quarter a year ago and included a negative 4 percent impact from foreign currency translation. Net income for the fiscal 2012 fourth quarter was $302.3 million, an increase of 2.6 percent compared with $294.7 million in the fourth quarter of fiscal 2011. Earnings per diluted share for the fiscal 2012 fourth quarter were $1.96, an increase of 9.5 percent compared with $1.79 in last year’s fourth quarter. Cash flow from operations for the fiscal 2012 fourth quarter was $523.9 million, or 15.4 percent of sales, compared with cash flow from operations of $367.0 million, or 10.8 percent of sales, in the prior year period. Cash flow from operations in the fiscal 2011 fourth quarter included a discretionary contribution to the company’s pension plan of $200 million.
“I am very pleased that we were able to achieve record performance in fiscal year 2012, despite moderate growth in the global economy,” said Chairman, CEO and President, Don Washkewicz. “Of particular note, we surpassed 15 percent annual total segment operating margin for the first time in our history, which is a target we set when we initiated the Win Strategy. This year’s performance confirms Parker’s operational transformation into a fundamentally stronger company and reflects the contribution of our global team.
“Our fourth quarter performance exceeded expectations largely on the strength of our business in North America, as International markets remain soft. Total sales this quarter were essentially unchanged compared with the prior year quarter as organic growth of 3 percent and acquisition growth of 1 percent were offset by negative foreign currency translation of 4 percent. We experienced strong growth in our Industrial North America and Aerospace segments, which was offset by a decline in the Industrial International segment. We were particularly pleased that we achieved total segment operating margin of 15.5 percent, a 70 basis point improvement over the prior year quarter, despite a moderate demand environment.”

Fourth Quarter Segment Results
In the Industrial North America segment, fiscal 2012 fourth quarter sales increased 9.0 percent to $1.34 billion, and operating income was $249.1 million compared with $207.3 million in the same period a year ago.

In the Industrial International segment, fourth quarter sales decreased 10.4 percent to $1.24 billion, and operating income was $163.9 million compared with $202.8 million in the same period a year ago.
In the Aerospace segment, fourth quarter sales increased 8.5 percent to $566.0 million, and operating income was $85.3 million compared with $70.7 million in the same period a year ago.

In the Climate and Industrial Controls segment, fourth quarter sales decreased 3.0 percent to $268.5 million, and operating income was $31.5 million compared with $22.5 million in the same period a year ago.

Orders
Parker reported a decrease of 1 percent in orders for the quarter ended June 30, 2012, compared with the same quarter a year ago. The company reported the following orders by operating segment:

•	Orders increased 4 percent in the Industrial North America segment, compared with the same quarter a year ago.

•	Orders decreased 9 percent in the Industrial International segment, compared with the same quarter a year ago.

•	Orders increased 7 percent in the Aerospace segment on a rolling 12-month average basis.

•	Orders increased 1 percent in the Climate and Industrial Controls segment, compared with the same quarter a year ago.

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Fiscal 2013 Outlook
For fiscal 2013, the company has issued guidance for earnings from continuing operations in the range of $7.10 to $7.90 per diluted share. Fiscal 2013 guidance includes an expected increase in domestic qualified pension expense of approximately $0.35 per diluted share due to accounting regulations which require the use of a lower discount rate based on current market conditions.
Washkewicz added, “Our earnings guidance for fiscal 2013 anticipates another record year for Parker at the midpoint of our guidance range and continued stronger operational performance, despite an expected increase in pension expense. We will continue to stay the course with a strong focus on the fundamentals of the Win Strategy, which will allow us to deliver another strong year of performance as we continue to invest in profitable growth through new product and systems innovation, strategic acquisitions, and continued expansion of our distribution network.”
NOTICE OF CONFERENCE CALL: Parker Hannifin's conference call and slide presentation to discuss its fiscal 2012 fourth quarter and full year results are available to all interested parties via live webcast today at 10:00 a.m. ET, on the company's investor information web site at www.phstock.com. To access the call, click on the "Live Webcast" link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker. A replay of the conference call will also be available at www.phstock.com for one year after the call.

With annual sales exceeding $13 billion in fiscal year 2012, Parker Hannifin is the world's leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of mobile, industrial and aerospace markets. The company employs approximately 60,000 people in 48 countries around the world. Parker has increased its annual dividends paid to shareholders for 56 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company's web site at www.parker.com, or its investor information web site at www.phstock.com.

Notes on Orders
Orders provide near-term perspective on the company's outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly percent change in orders for the Industrial North America, Industrial International, and Climate and Industrial Controls segments, and the year-over-year 12-month rolling average of orders for the Aerospace segment.

Forward-Looking Statements
Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company's ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance. Among other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments, disputes regarding contract terms or significant changes in financial condition, changes in contract cost and revenue estimates for new development programs and changes in product mix; ability to identify acceptable strategic acquisition targets; uncertainties surrounding timing, successful completion or integration of acquisitions; ability to realize anticipated cost savings from business realignment activities; threats associated with and efforts to combat terrorism; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; competitive market conditions and resulting effects on sales and pricing; increases in raw material costs that cannot be recovered in product pricing; the company’s ability to manage costs related to insurance and employee retirement and health care benefits; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them unless otherwise required by law.

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PARKER HANNIFIN CORPORATION - JUNE 30, 2012
CONSOLIDATED STATEMENT OF INCOME

	Three Months Ended June 30,		Twelve Months Ended June 30,
(Dollars in thousands except per share amounts)	2012	2011	2012	2011

Net sales	$3,411,666	$3,409,830	$13,145,942	$12,345,870
Cost of sales	2,572,258	2,590,772	9,958,337	9,387,457
Gross profit	839,408	819,058	3,187,605	2,958,413
Selling, general and administrative expenses	386,681	413,441	1,519,316	1,467,773
Interest expense	23,487	24,821	92,790	99,704
Other expense (income), net	3,901	(594)	(1,199)	(22,785)
Income before income taxes	425,339	381,390	1,576,698	1,413,721
Income taxes	123,037	86,736	421,206	356,571
Net income	302,302	294,654	1,155,492	1,057,150
Less: Noncontrolling interests	337	2,464	3,669	8,020
Net income attributable to common shareholders	$301,965	$292,190	$1,151,823	$1,049,130

Earnings per share attributable to common shareholders:
Basic earnings per share	$2.01	$1.83	$7.62	$6.51
Diluted earnings per share	$1.96	$1.79	$7.45	$6.37

Average shares outstanding during period - Basic	150,470,993	159,369,296	151,222,033	161,125,869
Average shares outstanding during period - Diluted	154,155,617	163,688,610	154,664,510	164,798,221

Cash dividends per common share	$0.41	$0.37	$1.54	$1.25

BUSINESS SEGMENT INFORMATION BY INDUSTRY
	Three Months Ended June 30,		Twelve Months Ended June 30,
(Dollars in thousands)	2012	2011	2012	2011
Net sales
Industrial:
North America	$1,337,580	$1,227,412	$5,041,106	$4,516,510
International	1,239,571	1,383,748	5,034,249	4,917,007
Aerospace	565,990	521,868	2,102,747	1,921,984
Climate & Industrial Controls	268,525	276,802	967,840	990,369
Total	$3,411,666	$3,409,830	$13,145,942	$12,345,870
Segment operating income

Industrial:
North America	$249,059	$207,290	$895,010	$745,544
International	163,899	202,848	733,123	754,222
Aerospace	85,311	70,722	290,135	247,126
Climate & Industrial Controls	31,456	22,504	84,274	76,134
Total segment operating income	529,725	503,364	2,002,542	1,823,026
Corporate general and administrative expenses	50,838	51,187	193,367	163,868
Income before interest and other	478,887	452,177	1,809,175	1,659,158
Interest expense	23,487	24,821	92,790	99,704
Other expense	30,061	45,966	139,687	145,733
Income before income taxes	$425,339	$381,390	$1,576,698	$1,413,721

PARKER HANNIFIN CORPORATION - JUNE 30, 2012
CONSOLIDATED BALANCE SHEET
	June 30,	June, 30
(Dollars in thousands)	2012	2011
Assets
Current assets:
Cash and cash equivalents	$838,317	$657,466
Accounts receivable, net	1,992,284	1,977,856
Inventories	1,400,732	1,412,153
Prepaid expenses	137,429	111,934
Deferred income taxes	129,352	145,847
Total current assets	4,498,114	4,305,256
Plant and equipment, net	1,719,968	1,797,179
Goodwill	2,925,856	3,009,116
Intangible assets, net	1,095,218	1,177,722
Other assets	931,126	597,532
Total assets	$11,170,282	$10,886,805

Liabilities and equity
Current liabilities:
Notes payable	$225,589	$75,271
Accounts payable	1,194,684	1,173,851
Accrued liabilities	911,931	909,147
Accrued domestic and foreign taxes	153,809	232,774
Total current liabilities	2,486,013	2,391,043
Long-term debt	1,503,946	1,691,086
Pensions and other postretirement benefits	1,909,755	862,938
Deferred income taxes	88,091	160,035
Other liabilities	276,747	293,367
Shareholders' equity	4,896,515	5,383,854
Noncontrolling interests	9,215	104,482
Total liabilities and equity	$11,170,282	$10,886,805

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PARKER HANNIFIN CORPORATION - JUNE 30, 2012
CONSOLIDATED STATEMENT OF CASH FLOWS
	Twelve Months Ended June 30,
(Dollars in thousands)	2012	2011

Cash flows from operating activities:
Net income	$1,155,492	$1,057,150
Depreciation and amortization	321,929	339,800
Stock incentive plan compensation	80,935	73,238
Net change in receivables, inventories, and trade payables	(59,732)	(170,650)
Net change in other assets and liabilities	86,407	(156,080)
Other, net	(54,646)	23,475
Net cash provided by operating activities	1,530,385	1,166,933
Cash flows from investing activities:
Acquisitions (net of cash of $19,161 in 2012 and $385 in 2011)	(156,256)	(60,227)
Capital expenditures	(218,817)	(207,294)
Proceeds from sale of plant and equipment	20,404	32,289
Other, net	(21,099)	(9,706)
Net cash (used in) investing activities	(375,768)	(244,938)
Cash flows from financing activities:
Net (payments for) common stock activity	(430,263)	(624,411)
Acquisition of noncontrolling interests	(147,441)	—
Net (payments for) debt	(5,162)	(85,283)
Dividends	(240,654)	(206,084)
Net cash (used in) financing activities	(823,520)	(915,778)
Effect of exchange rate changes on cash	(150,246)	75,723
Net increase in cash and cash equivalents	180,851	81,940
Cash and cash equivalents at beginning of period	657,466	575,526
Cash and cash equivalents at end of period	$838,317	$657,466